Exhibit 10.3

EXECUTION VERSION

IRREVOCABLE UNDERTAKING

This irrevocable undertaking (this “Undertaking”) is made on May 25, 2007

BETWEEN:

(1)	The Nasdaq Stock Market, Inc., a company duly incorporated and organized under the laws of Delaware, having its principal office at One Liberty Plaza, New York, NY 10006, USA (“Nasdaq”); and

(2)	Nordea Bank AB, a company duly incorporated and organized under the laws of Sweden, with corporate registration number 516406-0120, having its principal office at Smålandsgatan 17, 105 71 Stockholm, Sweden (the “Shareholder”).

Nasdaq and Shareholder are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

BACKGROUND:

(A)	Nasdaq intends to make a public tender offer to the holders of shares in OMX AB, a company duly incorporated and organized under the laws of Sweden, with corporate registration number 556243-8001 (“OMX”), to tender all of the shares in OMX on the terms and conditions set forth in the press release (the “Offer”) attached as Appendix A (the “Offer Announcement”).

(B)	Shareholder is the owner of 6.003.369 shares (the “Shares”) in OMX, and has, in order to encourage Nasdaq (“the Offeror”) to make the offer, agreed to make the irrevocable undertaking contemplated herein.

IT IS AGREED as follows:

1	Shareholder’s Undertaking

1.1	Shareholder represents and warrants that it is the owner of, and has all relevant authority to accept (or procure the acceptance of) the Offer in respect of, the Shares, which Shares are free and clear of encumbrances of any kind.

1.2

Subject only to Section 4, Shareholder hereby irrevocably undertakes to (i) accept (or procure the acceptance of) the Offer (subject to having the benefit of any improvement of the Offer granted to other OMX shareholders) in respect of all Shares immediately prior to, but conditioned upon, the Offer being declared unconditional (taking into account, for purposes of the acceptance level condition, the Shares), (ii) deliver (or procure the delivery of), evidence of such acceptance reasonably agreed upon by the Parties, (iii) upon acceptance of the Offer, elect to receive 100 per cent newly issued Nasdaq shares, and no cash, as consideration for the Shares, in accordance with a mix and match facility of the Offer as long as the mix and match facility includes an equalizing mechanism designed to achieve substantially similar value between the alternatives of cash, shares or a combination of cash and shares as of the calculation date (Shareholder acknowledges that, to the extent valid elections for new Nasdaq shares under the mix and match facility cannot be satisfied in full, they will be scaled down on a pro rata basis and compensated in cash), (iv) unless and until the Offer lapses or is withdrawn, support Nasdaq, to a reasonable extent and where capable of doing so, in its implementation of the Offer, and to exercise all voting rights attaching to the Shares in such manner as to enable the Offer to become unconditional and to oppose the taking of any action or approval of any resolution which may result in any condition of the Offer not being satisfied or which may otherwise prejudice or frustrate the Offer and (v) to the extent that any of the Shares are not registered in its name, to procure the registered holder(s) to act in accordance with the terms of this Undertaking.

1.3	Subject only to Section 4, Shareholder hereby irrevocably undertakes to not, unless and until the Offer lapses or is withdrawn: (i) offer, sell, transfer, charge, pledge or grant any option over or otherwise dispose of any of the Shares, whether directly or indirectly, except to Nasdaq under the Offer, (ii) accept any other offer in respect of any of the Shares, (iii) directly or indirectly solicit proposals or offers from third parties for the acquisition of all shares in OMX, (iv) propose or vote in favor of any resolution for payment of dividends or other value distributions by OMX (whether in cash or otherwise and whether to the shareholders of OMX or to a third party), or propose or vote in favor of any other resolution, or take any action or make any statement, which could prejudice or frustrate the Offer, or (v) withdraw the acceptance referred to in Section 1.2 above in respect of any of the Shares.

It is understood that Shareholder undertakings are not applicable to or bind any of the individual board members of OMX acting in such capacity.

2	Nasdaq’s Undertaking

2.1	As set out in the Offer Announcement regarding the indicative time table for the Offer, the completion of the Offer is conditional upon the satisfaction of certain conditions, which will be affected by Hart Scott Rodino waiting period, anti-trust and full regulatory approvals and Nasdaq shareholder approval. Nasdaq and OMX expects the Offer to be completed by year-end 2007. Nasdaq undertakes to use best reasonable efforts to procure that such indicative time table will be met.

2.2	If the Shareholder has tendered the Shares in the Offer and the Offer is consummated, Nasdaq shall not offer, contract to sell, sell, transfer, or grant any option, right or contract to purchase or otherwise dispose of all or any of the shares in OMX (other than to any entity controlling, controlled by, or under common control with the Offeror during the period in which this Section 2.2 is operative) within a period of nine months after consummation of the Offer.

3	Condition precedent

A condition precedent for this Undertaking to enter into force is that:

(a) the Offer is made through a public announcement of the Offer Announcement on or before 25 May, 2007 and

(b) the Offer is recommended by the board of directors of OMX, and

(c) Investor AB and Magnus Böcker entering into irrevocable undertakings similar to this one; in the absence of which Shareholder will have no obligations hereunder.

4	Termination

4.1	This Undertaking shall terminate automatically and be of no further force or effect if (i) the Offer lapses or is withdrawn or the terms and conditions of the Offer, as described in the Offer Announcement, are substantially changed in a manner materially adverse to OMX shareholders without the prior written consent of Shareholder, provided that this shall not apply to any waiver by Nasdaq of any of the conditions of the Offer, (ii) prior to the Offer being declared unconditional, a bona fide unsolicited third party public offer is made for the all shares in OMX which corresponds to an offer value in SEK equal to or exceeding SEK 220 per OMX share, or (iii) prior to the Offer being declared unconditional, the value of the Offer, as accepted by the Shareholder in accordance with Section 1.2, would equate to less than SEK 190 per OMX share during a period of fifteen (15) consecutive trading days, based on the volume weighted average price of the Nasdaq share during such period (as derived from the Nasdaq Global Select Market) and the currency conversion shall be calculated based on the average USD/SEK exchange rate over the fifteen (15) consecutive trading days, as derived from the European Central Bank daily foreign exchange reference rate at close of business.

4.2	For the purposes of determining the offer value of such third party offer referred to in Section 4.1 (ii) above, if (i) there are any rights to elect to receive different forms of consideration in such third party offer, and if such third party offer contains a basic offer comparable to the terms of the Offer assuming no mix and match facility was offered, then the value of such basic offer shall be elected for the determination of the offer value and any alternative forms of consideration shall be disregarded, (ii) the consideration under such third party offer consists (wholly or partly) of listed securities, the offer value shall be calculated by reference to the quotation or price (as derived from the relevant exchange) of such securities at the close of business on the trading day immediately preceding the date the third party offer was publicly announced and (iii) the currency of the consideration under such third party offer is not SEK, the currency conversion shall be calculated based on the third-party-offer-consideration-currency/SEK exchange rate on the day immediately preceding the date the third party offer was publicly announced, as derived from the European Central Bank daily foreign exchange reference rate at close of business.

4.3	All the Shareholder’s obligations will lapse, at the option of the Shareholder, if

(a) the Registration Statement on Form S-4 in relation to the Offer not being completed and submitted to Securities and Exchange Commission on or before August 15, 2007;

(b) Nasdaq waives the acceptance level condition and declares the Offer unconditional without the Shareholder’s consent and at the time of such waiver has not reached an acceptance level of 2/3 of the OMX shares (including shares subject to irrevocable undertakings, whether yet delivered for acceptance or not);

(c) during the term of this Agreement, any dividend is declared by Nasdaq without the Shareholder’s consent prior to the Offer being completed or having lapsed or been withdrawn;

(d) the recommendation of the Offer by the board of OMX being withdrawn;

(e) the Offer is not being declared unconditional before December 15, 2007;

(f) if a material adverse change in Nasdaq’s financial position or operation, which could not have been reasonably known or anticipated by Shareholder at the time of entering into this undertaking, has become known to the Shareholder and could have a materially adverse effect on Nasdaq’s liquidity, sales, results, equity or stock price; or

(h) any information made public by Nasdaq or disclosed by Nasdaq to Shareholder or OMX is materially inaccurate, incomplete or misleading.

5	Miscellaneous

5.1	Any public disclosure of the existence or contents of this Undertaking will need to be agreed in advance between the Parties, except (a) as required by applicable law or stock exchange regulation, in which case the Party required to disclose information hereof shall to the extent reasonably practicable consult with the other Party prior to such disclosure and (b) in the ordinary course in connection with the investor relations practices of the Parties. The Parties agree that this Undertaking shall be disclosed in full in the offer documentation to be prepared by Nasdaq for the Offer.

5.2	Each of the Parties confirms that this Undertaking represents the entire understanding and constitutes the whole agreement between the Parties in relation to its subject matter and supersedes all prior agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof.

5.3	This Undertaking may only be amended by an instrument in writing duly executed by the Parties.

5.4	This Undertaking shall be binding upon and inure to the benefit of the successors of the Parties but shall not be assignable by any of the Parties without the prior written consent of the other Party.

5.5	This Undertaking is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder.

5.6	If any provision of this Undertaking or the application of it shall be declared or deemed void, invalid or unenforceable in whole or in part for any reason, the Parties shall amend this Undertaking as shall be necessary to give effect to the spirit of this Undertaking so far as possible. If the Parties fail to amend this Undertaking, the provision which is void, invalid or unenforceable, shall be deleted and the remaining provisions of this Undertaking shall continue in full force and effect.

6	Governing Law and Disputes

This Undertaking shall be governed by and construed in accordance with the laws of Sweden. Any dispute, controversy or claim arising out of, or in connection with, this

Undertaking, or the breach, termination or invalidity of the Undertaking, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.

This Undertaking has been duly executed in two (2) original copies, of which each of the Parties has taken one (1) copy.

Friday, May 25, 2007

NORDEA BANK AB	THE NASDAQ STOCK MARKET, INC.

/s/ Arne Liljedahl	/s/ Robert Greifeld
Name: Arne Liljedahl	Name: Robert Greifeld

Title: Executive Vice President	Title: President and CEO

/s/ Maria Snöbohm
Name: Maria Snöbohm

Title: Legal Counsel

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